Exhibit 99.1

BOSTON CAPITAL REIT ENTERS INTO $45 MILLION CREDIT FACILITY

Boston, December 12, 2006 — Boston Capital Real Estate Investment Trust, Inc. (“Boston Capital REIT”) announced today that it entered into an unsecured credit facility of up to $45 million (“Facility”) with Wachovia Bank, National Association.  Simultaneous with the closing of the transaction, Boston Capital REIT borrowed approximately $40,997,417 under the Facility and contributed approximately $22,016,219 of equity and other available REIT funds which, in combination, were utilized to repay the full amount of Boston Capital REIT’s outstanding debt under its credit facility with BCP Funding, LLC, an affiliate of Boston Capital REIT, and to repay its loan from Wachovia Bank, National Association, which had been used to purchase Boston Capital REIT’s Plano, Texas community.

The credit facility with BCP Funding, LLC had been secured by Boston Capital REIT’s eleven communities, but this new Facility is not secured by any of Boston Capital REIT’s communities.  By repaying the original Plano Loan through use of the Facility, Boston Capital REIT was able to obtain lower interest rates.

The Facility is available to Boston Capital REIT through January 1, 2008, but may be extended for a period of up to six months upon the payment of applicable fees and the satisfaction of certain conditions, including that there exist no event of default.  Boston Capital REIT will pay interest on periodic advances under the Facility at varying rates, based upon either LIBOR or the prime rate, plus an agreed upon additional margin depending upon Boston Capital REIT’s level of outstanding indebtedness in relation to the value of its assets.  Amounts borrowed under the Facility are pre-payable at anytime without fee, subject to actual LIBOR breakage costs, if any.  Boston Capital REIT’s ability to borrow under the Facility will be dependent upon the size of the “borrowing base” as defined in the credit agreement.

After payment of the amounts necessary to pay a maximum dividend of 6% permitted under the Facility, (if authorized by Boston Capital REIT’s board of directors), costs necessary to maintain REIT compliance, reasonable operating reserves and the asset management fee payable to Boston Capital REIT’s advisor on a monthly basis (which is subordinate to the Facility),Boston Capital REIT is obligated to utilize all net proceeds from its common stock offering to repay any amounts outstanding under the Facility.  Boston Capital REIT is limited to a maximum 6% dividend until the initial borrowing under the Facility of approximately $41 million is paid in full. Thereafter there is no dividend restriction so long as no event of default exists under the credit agreement.

Subsequent to Boston Capital REIT’s repayment of its initial borrowings under the Facility, the Facility will convert into a revolving, acquisition line of credit and may be then utilized by Boston Capital REIT to fund future acquisitions, to fund capital needs associated with Boston Capital REIT’s existing real estate portfolio, to issue letters of credit on Boston Capital REIT’s behalf, and for general working capital purposes.

Boston Capital REIT currently owns eleven properties across the United States and will continue to focus on its investment objectives of providing regular cash dividends to investors and achieving long term capital appreciation.

This release contains forward-looking statements relating to the business and financial outlook of the Company that are based on our current expectations, estimates, forecasts and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of the prospectus for the public offering of equity of the Company. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

About Boston Capital:

Boston Capital, headquartered in Boston, MA, is a private equity firm specializing in real estate and tax advantaged investments. As of January 2006, Boston Capital’s holdings included over 2,650 multifamily apartment properties in 48 states and the District of Columbia, constituting over 147,000 apartments with a development cost in excess of $11.3 billion. Boston Capital is the fourth largest owner/investor of apartment properties in the country and the 11th largest owner of real estate property in general.

For more information contact:

David Gasson
Vice President
Director of Corporate Communications
Boston Capital
One Boston Place
Boston, MA 02108-4406

(617) 624-8896
dgasson@bostoncapital.com